                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                             FORM 8-K/A No. 1
                              CURRENT REPORT


                     Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):               March 1, 1995


                                 PRONET INC.
            (Exact name of registrant as specified in its charter)


    DELAWARE                     0-16029                         75-1832168
(State or other          (Commission File Number)             (I.R.S. Employer
jurisdiction of                                                Identification
incorporation)                                                      Number)



            600 DATA DRIVE
               SUITE 100
             PLANO, TEXAS                                 75075
         (Address of principal                          (Zip Code)
           executive offices)


Registrant's telephone number, including area code:             (214) 964-9500

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and pro forma financial information are attached hereto and filed as part of this report:

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

          - Audited Balance Sheets of Signet Paging of Charlotte, Inc. as of December 31, 1994 and 1993.

          - Audited Statements of Income and Cash Flows for Signet Paging of Charlotte, Inc. for the years ended December 31, 1994 and 1993.

          - Unaudited Balance Sheet of Signet Paging of Charlotte, Inc. as of February 28, 1995.

          - Unaudited Statement of Income and Cash Flows for Signet Paging of Charlotte, Inc. for the two months ended February 28, 1995.

     (b)  PRO FORMA FINANCIAL INFORMATION.

          - Unaudited Consolidated Balance Sheet for the Registrant as of March 31, 1995, consolidating the assets and certain liabilities of Signet Paging of Charlotte, Inc.

          - Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Registrant for the year ended December 31, 1994 and the three months ended March 31, 1995, incorporating the operating revenues and expenses of Contact Communications, Inc., Radio Call Company, Inc. and Affiliates, the RCC Division of Chicago Communication Service, Inc., High Tech Communications Corp. and Signet Paging of Charlotte, Inc.

At the time of the original filing of the Current Report on Form 8-K, it was impracticable to present the financial information of Signet Paging of Charlotte, Inc ("Signet"). Thus, this amendment is being filed pursuant to
Item 7(a)(4) to incorporate the audited, unaudited and pro forma financial information. Separate Forms on 8-K/A were previously filed for the acquisitions of Contact Communications, Inc. ("Contact"), Radio Call Company, Inc. ("Radio Call") and the RCC Division of Chicago Communication Service, Inc. ("ChiComm"). There was no Form 8-K filed for the acquisition of High Tech Communications Corp. ("High Tech") as it did not meet the test for a significant subsidiary.

We have included the Consolidated Balance Sheet of ProNet Inc. (the
"Company") as of March 31, 1995, as opposed to a pro forma balance sheet since the March 31, 1995 Consolidated Balance

Sheet for the Company includes Signet's actual Balance Sheet and all of the appropriate purchase accounting adjustments.

The Pro Forma Condensed Consolidated Statements of Operations include reasonable estimates of costs and expenses which will be incurred by the Company in connection with the operation of Contact, Radio Call, ChiComm, High Tech and Signet. Operating results for the three month period are not necessarily indicative of results that may be expected for the full year. The pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Registrant and the financial statements of Signet included in this Form 8-K/A.

     (c) EXHIBITS.

         [none]

                                 SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PRONET INC.
                                       (Registrant)




Date: May 12, 1995                     By: /s/ Jan E. Gaulding
                                           -----------------------
                                           Jan E. Gaulding
                                           Senior Vice President and
                                           Chief Financial Officer
                                           (principal financial and
                                           accounting officer)

                          PRONET INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                          MARCH 31,
                                                                                             1995
                                                                                          ----------
CURRENT ASSETS
  Cash and cash equivalents.............................................................  $    5,369
  Trade accounts receivable, net of allowance for doubtful accounts.....................       4,654
  Inventories -- Note A.................................................................       3,848
  Other current assets -- Note A........................................................       2,696
                                                                                          ----------
                                                                                              16,567
EQUIPMENT
  Pagers................................................................................      25,257
  Communications equipment..............................................................      14,931
  Security systems equipment............................................................      10,843
  Office and other equipment............................................................       3,743
                                                                                          ----------
                                                                                              54,774
  Less allowance for depreciation.......................................................     (26,880)
                                                                                              27,894
GOODWILL AND OTHER ASSETS, net of amortization -- Note A................................      42,511
                                                                                          ----------
                                                                                          $   86,972
                                                                                          ==========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Trade payables........................................................................  $    1,421
  Other accrued expenses and liabilities -- Note A......................................       7,761
                                                                                          ----------
                                                                                               9,182
LONG-TERM DEBT, less current maturities -- Note B.......................................      27,232
DEFERRED TAX LIABILITIES................................................................         146
STOCKHOLDERS' EQUITY -- Note A..........................................................
  Common stock..........................................................................          65
  Additional capital....................................................................      49,685
  Retained earnings.....................................................................       2,092
  Less treasury stock at cost...........................................................      (1,430)
                                                                                          ----------
                                                                                              50,412
                                                                                          ----------
                                                                                          $   86,972
                                                                                          ==========


                                      PRONET INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                             HISTORICAL RESULTS FOR THE THREE MONTHS ENDED
                                    -------------------------------------------------------------
                                                     SIGNET
                                                    PAGING OF
                                     PRONET INC.  CHARLOTTE, INC.                    PRO FORMA
                                    -----------   ---------------    SIGNET       THREE MOS ENDED
                                      MARCH 31,    FEBRUARY 28,     PRO FORMA        MARCH 31,
                                        1995           1995        ADJUSTMENTS          1995
                                    -----------   ---------------  -----------    ---------------
NET REVENUES                        $10,618,295      $871,852       $       0       $11,490,147

COSTS OF SERVICES                     2,466,451       273,378               0         2,739,829

EXPENSES
 Sales, General & Administrative      4,638,132       366,837         (38,333)        4,966,636
 Depreciation and amortization        2,744,868        17,300          79,531         2,841,699
                                    -----------      --------       ---------       -----------
                                      7,383,000       384,137          41,198         7,808,335
                                    -----------      --------       ---------       -----------

OPERATING INCOME (LOSS)                 768,844       214,337         (41,198)          941,983

OTHER INCOME (EXPENSE)                 (344,677)      (51,909)        (39,434)         (436,020)

INCOME (LOSS) BEFORE
 INCOME TAXES                           424,167       162,428         (80,632)          505,963

Provisions for income taxes             358,422             0          29,887           388,309
                                    -----------      --------       ---------       -----------

NET INCOME (LOSS)                   $    65,745      $162,428       $(110,519)      $   117,654
                                    ===========      ========       =========       ===========


EARNINGS PER SHARE                  $      0.01                                    $       0.02
                                    ===========                                    ============

WEIGHTED AVERAGE SHARES               6,627,131                                       6,627,131
                                    ===========                                    ============



   See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


                                              PRONET INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   HISTORICAL RESULTS FOR THE PERIOD FROM JANUARY 1, 1994 TO THE DATE INDICATED
                                 -------------------------------------------------------------------------------------------------
                                                                                  RCC DIVISION
                                                    CONTACT        RADIO CALL      OF CHICAGO        HIGH TECH         SIGNET
                                                COMMUNICATIONS    COMPANY, INC.   COMMUNICATION    COMMUNICATIONS     PAGING OF
                                 PRONET INC.          INC.       AND AFFILIATES   SERVICE, INC.         CORP.       CHARLOTTE INC.
                                 ------------   --------------   --------------   -------------    --------------   --------------
                                 DECEMBER 31,    FEBRUARY 28,       JULY 29,         JULY 31,       DECEMBER 31,     DECEMBER 31,
                                     1994            1994             1994             1994            1994             1994
                                 ------------   --------------   --------------   -------------    --------------   --------------
NET REVENUES                      $33,074,391      $1,385,750      $3,401,529       $2,266,765        $ 290,716       $4,761,180

COST OF SALES AND SERVICES          9,184,861         201,783         754,757          486,000           86,159        1,148,968

EXPENSES
 Sales, General & Administrative   12,126,202       1,021,828       2,180,698          792,000          219,951        2,287,592
 Depreciation and amortization      8,573,909          92,921         689,403          412,925          127,585          626,714
                                  -----------      ----------      ----------       ----------        ---------       ----------
                                   20,700,111       1,114,749       2,870,101        1,204,925          347,536        2,914,306
                                  -----------      ----------      ----------       ----------        ---------       ----------

  OPERATING INCOME (LOSS)           3,189,419          69,218        (223,329)         575,840         (142,979)         697,906

OTHER INCOME (EXPENSE)             (1,601,065)        (46,019)        (43,781)        (140,221)               0         (287,377)

  INCOME (LOSS) BEFORE
   INCOME TAXES                     1,588,354          23,199        (267,110)         435,619         (142,979)         410,529

Provision for income taxes            895,452               0         (58,896)               0                0                0
                                  -----------      ----------      ----------       ----------        ---------       ----------

  NET INCOME (LOSS)               $   692,902      $   23,199      $ (208,214)      $  435,619        $(142,979)      $  410,529
                                  ===========      ==========      ==========       ==========        =========       ==========

EARNINGS PER SHARE                $      0.16
                                  ===========

WEIGHTED AVERAGE SHARES             4,392,863
                                  ===========



                                         PRO FORMA ADJUSTMENTS BY COMPANY
                                   -------------------------------------------
                                                                                                                   PRO FORMA
                                     CONTACT        RADIO CALL       CHICOMM        HIGH TECH        SIGNET        YEAR ENDED
                                    PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA       PRO FORMA     DECEMBER 31,
                                   ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS       1994
                                   -----------     -----------     -----------     -----------     -----------    ------------
NET REVENUES                       $       0       $       0       $       0       $       0       $       0      $45,180,331

COST OF SALES AND SERVICES                 0               0               0               0               0       11,862,528

EXPENSES
 Sales, General & Administrative    (425,228)(3)    (534,617)(3)      58,333 (3)           0 (3)    (210,000)(3)   17,516,759
 Depreciation and amortization       196,558 (1)     170,284 (1)     397,650 (1)      76,514 (1)     477,184 (1)   11,841,647
                                   ---------       ---------       ---------       ---------       ---------      -----------
                                    (228,670)       (364,333)        455,983          76,514         267,184       29,358,406
                                   ---------       ---------       ---------       ---------       ---------      -----------

  OPERATING INCOME (LOSS)            228,670         364,333        (455,983)        (76,514)       (267,184)       3,959,397

OTHER INCOME (EXPENSE)              (138,981)(2)    (227,381)(2)    (176,146)(2)     (32,813)(2)    (265,833)(2)   (2,959,617)

  INCOME (LOSS) BEFORE
   INCOME TAXES                       89,689         136,952        (632,129)       (109,327)       (533,017)         999,780

Provision for income taxes           109,163 (4)      11,339 (4)     (60,292)(4)     (97,747)(4)     (44,755)(4)      754,264
                                   ---------       ---------       ---------       ---------       ---------      -----------

  NET INCOME (LOSS)                $ (19,474)      $ 125,613       $(571,837)      $ (11,580)      $(488,262)     $   245,516
                                   =========       =========       =========       =========       =========      ===========

EARNINGS PER SHARE                                                                                                $      0.06
                                                                                                                  ===========
WEIGHTED AVERAGE SHARES                                                                                             4,392,863
                                                                                                                  ===========

            See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements.



                                PRONET INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL STATEMENTS


On March 1, 1994, ProNet Inc. (the "Company") completed the acquisition of all of the outstanding capital stock of Contact Communications, Inc. ("Contact") for approximately $19 million and filed a Form 8-K/A on May 12, 1994. Effective August 1, 1994, the Company completed two additional acquisitions. The first of these acquisitions involved the purchase of substantially all of the paging assets of Radio Call Company, Inc. ("Radio Call") and certain of its affiliates for approximately $7.8 million in cash. The second acquisition completed on August 1, 1994, involved the purchase of substantially all of the Chicago area paging assets of the RCC Division of Chicago Communication Service, Inc. ("ChiComm") for consideration of approximately $9.8 million, comprised of approximately $8.9 million paid in cash at closing and a $950,000 deferred payment. The Company filed a Form 8-K/A on October 14, 1994, for the Radio Call and ChiComm acquisitions.

Effective December 31, 1994, ProNet completed the acquisition of substantially all of the paging assets of High Tech Communications Corp. ("High Tech") for approximately $900,000, comprised of $700,000 paid in cash at closing and a $200,000 deferred payment. There was no Form 8-K filed by the Company for this acquisition as it did not qualify as a significant subsidiary of the Company in accordance with the definition of significant subsidiary in Rule 1-02 (v) of Regulation S-X.

Effective March 1, 1995, Contact Communications Inc., a Delaware corporation ("CCI") and wholly-owned subsidiary of the Company, completed the acquisition of substantially all of the paging assets of Signet Paging of Charlotte, Inc., a North Carolina corporation ("Signet"), for approximately $4.8 million paid in cash at closing and a $4.2 million deferred payment which is due and payable on or before March 1, 1996, and is payable, at the Company's discretion, either in shares of common stock of the Company, or cash, pursuant to an Asset Purchase Agreement dated as of November 30, 1994, by and among Signet, Eileen L. Knight, John R. Knight, Sr., and John R. Knight, Jr. (collectively, the "Shareholders" and, together with Signet, the "Sellers") and CCI. Concurrently with the closing of the Signet acquisition, CCI entered into noncompetition agreements with the Sellers.

The unaudited pro forma condensed financial statements reflect the transactions as though Contact, Radio Call, ChiComm, High Tech and Signet had been acquired at the beginning of the periods presented. Signet's year-end is December 31, which is consistent with the Company. Since Contact was acquired on March 1, 1994, Contact's results of operations for the two months ended February 28, 1994 are used to arrive at the pro forma results for the year ended December 31, 1994. Because Radio Call and ChiComm were acquired on August 1, 1994, their results of operations for the seven months ended

July 31, 1994, are used to arrive at the pro forma results for the year ended December 31, 1994. Because Signet was acquired March 1, 1995, their results of operations for the two months ended February 28, 1995, are used to arrive at the pro forma results for the three months ended March 31, 1995.

The accompanying Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1994, and the three months ended March 31, 1995, have been prepared by combining the historical results of Contact, Radio Call, ChiComm, High Tech and Signet for such periods and reflect the following adjustments:

(1) Pro forma adjustments are made to the statements of operations to reflect depreciation and amortization expense on the fair value of the assets acquired as if the acquisitions had occurred at the beginning of the periods presented. Pro forma depreciation is computed by the straight-line method over the estimated useful lives of the assets.
      The noncompetition agreements are amortized on a straight-line method over a five year term. Goodwill is amortized on the straight-line method over a fifteen year term.

(2) Pro forma adjustments reflect the impact on interest expense due to the financing of the acquisition which includes amounts borrowed under the Company's line of credit and term loan facility and amounts due pursuant to the Signet deferred payment.

(3) The pro forma adjustments to selling, general and administrative expenses are representative of expenses that either would or would not have been incurred if the acquisitions had occurred at the beginning of the periods presented. For Radio Call and Contact, cost savings relate to decreased salaries, office rent and professional fees. For ChiComm, additional costs relate to increased salaries and office rent. For Signet, cost savings relate to decreased salaries and professional fees and additional costs relate to increased office rent. For High Tech, no pro forma adjustments to selling, general and administrative expenses are recorded.

(4) A pro forma adjustment is made to reflect the effect on the income tax provision as if the acquisitions had occurred at the beginning of the periods presented. The primary differences in the effective tax rate between the Company's historical financial statements and the pro forma statements are state taxes and the amortization of goodwill related to the Contact acquisition which is assumed not to be deductible for tax purposes.

The pro forma condensed financial information presented is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or of future results of operations of the combined operations.

                          INDEPENDENT AUDITORS' REPORT

Signet Paging of Charlotte, Inc.:

    We have audited the accompanying balance sheets of Signet Paging of Charlotte, Inc. as of December 31, 1994 and 1993 and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signet Paging of Charlotte, Inc. as of December 31, 1994 and 1993 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         GREER & WALKER, L.L.P.

April 13, 1995
Charlotte, North Carolina

                        SIGNET PAGING OF CHARLOTTE, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                   DECEMBER 31,
                                                                             ------------------------ February 28,
                                                                                1994         1993        1995
                                                                             -----------  ----------- -----------
                                                                                                      (unaudited)
CURRENT ASSETS:
Cash.....................................................................  $   522,960  $   301,961  $  512,056
Accounts receivable:
  Trade..................................................................      610,661      444,596     609,444
  Other..................................................................          565       29,982       1,385
Inventory................................................................      609,231      396,711     578,040
Prepaid expenses.........................................................        3,190      --           --
Refundable income taxes..................................................      --            11,398      --
                                                                           -----------  -----------  -----------
Total current assets.....................................................    1,746,607    1,184,648   1,700,925
PROPERTY:
Pagers in service........................................................    2,740,265    2,758,333   2,691,722
Transmission equipment...................................................      691,447      607,264     692,496
Office furniture and equipment...........................................      232,097      217,145     235,692
Automobiles..............................................................       49,028       23,765      49,028
Leasehold improvements...................................................       12,130       12,130      13,341
                                                                           -----------  -----------  -----------
Total....................................................................    3,724,967    3,618,637   3,682,279
Less accumulated depreciation and amortization...........................    1,573,753    1,307,813   1,673,520
                                                                           -----------  -----------  -----------
Property, net............................................................    2,151,214    2,310,824   2,008,759
DEPOSITS.................................................................       15,652       10,035      10,460
                                                                           -----------  -----------  -----------
TOTAL....................................................................  $ 3,913,473  $ 3,505,507  $ 3,720,144
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of:
  Notes and finance agreements payable...................................  $   862,731  $   827,678      68,509
  Capital lease obligations..............................................      263,731      188,236       9,207
Accounts payable -- Trade................................................      179,251      101,153     176,156
Deferred revenue.........................................................      702,186      507,040     729,335
Accrued liabilities:
  Salaries and bonuses...................................................       24,940       37,956      36,865
  Commissions............................................................       29,054       39,394      25,921
  Payroll taxes..........................................................      --             5,854     --
  Sales tax..............................................................        3,843        9,068     --
                                                                           -----------  -----------  -----------
Total current liabilities................................................    2,065,736    1,716,379   1,045,993
LONG-TERM DEBT:
Notes and finance agreements payable.....................................    1,057,570    1,177,040   1,592,308
Capital lease obligations................................................      154,265      284,539     282,772
                                                                           -----------  -----------  -----------
Total long-term debt.....................................................    1,211,835    1,461,579   1,875,080
ADVANCES FROM STOCKHOLDERS...............................................      517,368      488,083     534,614
STOCKHOLDERS' EQUITY:
Common stock -- $1 par; 100,000 shares authorized; 400 shares issued and
 outstanding.............................................................          400          400         400
Additional paid-in capital...............................................      359,600      359,600     359,600
Accumulated deficit......................................................     (241,466)    (520,534)    (95,543)
                                                                           -----------  -----------  -----------
Total stockholders' equity (deficit).....................................      118,534     (160,534)    264,457
                                                                           -----------  -----------  -----------
TOTAL....................................................................  $ 3,913,473  $ 3,505,507  $ 3,720,144
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------

                       See notes to financial statements.

                        SIGNET PAGING OF CHARLOTTE, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                                        Two Months
                                                                            YEAR ENDED DECEMBER 31,       Ended
                                                                           --------------------------  February 28,
                                                                               1994          1993         1995
                                                                           ------------  ------------  ------------
                                                                                                       (unaudited)
REVENUES:
Product sales............................................................ $  1,099,976  $    613,520  $  109,268
Services, rent and maintenance revenues..................................    4,750,322     3,199,252     871,772
                                                                          ------------  ------------  ----------
Total....................................................................    5,850,298     3,812,772     981,040
Less cost of products sold...............................................    1,089,118       668,427     109,188
                                                                          ------------  ------------  ----------
Net revenues.............................................................    4,761,180     3,144,345     871,852
COSTS AND EXPENSES:
Operating expenses, exclusive of depreciation and amortization...........    1,885,498     1,276,091     273,378
Depreciation and amortization............................................      626,714       530,369      17,300
General and administrative expenses......................................      870,891       530,931     240,447
Selling expenses.........................................................      680,171       576,366     126,391
                                                                          ------------  ------------  ----------
Total....................................................................    4,063,274     2,913,757     657,516
                                                                          ------------  ------------  ----------
INCOME FROM OPERATIONS...................................................      697,906       230,588     214,336
OTHER INCOME (EXPENSE):
Interest expense.........................................................     (292,167)     (244,358)    (53,566)
Interest income..........................................................        4,790           396       1,658
Gain on sale of equipment................................................      --              4,295       --
                                                                          ------------  ------------  ----------
Total....................................................................     (287,377)     (239,667)    (51,908)
                                                                          ------------  ------------  ----------
INCOME (LOSS) BEFORE INCOME TAXES........................................      410,529        (9,079)    162,428
PROVISION FOR INCOME TAXES...............................................      --             12,159      --
                                                                          ------------  ------------  ----------
NET INCOME (LOSS)........................................................      410,529       (21,238)    162,428
RETAINED EARNINGS (DEFICIT), BEGINNING OF PERIOD.........................     (520,534)     (499,296)   (110,005)
DISTRIBUTIONS TO STOCKHOLDERS............................................     (131,461)      --         (147,966)
                                                                          ------------  ------------  ----------
RETAINED EARNINGS (DEFICIT), END OF PERIOD............................... $   (241,466) $   (520,534) $  (95,543)
                                                                          ------------  ------------  ----------
                                                                          ------------  ------------  ----------

                       See notes to financial statements.

                        SIGNET PAGING OF CHARLOTTE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                         Two Months
                                                                            YEAR ENDED DECEMBER 31,        Ended
                                                                           -------------------------    February 28,
                                                                               1994         1993           1995
                                                                           ------------  -----------    -----------
                                                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................................  $    410,529  $   (21,238)  $  162,428
Adjustments to reconcile net income or loss to cash flows from operating activities:
  Depreciation and amortization..........................................       626,714      530,369       49,278
  Interest accrued on advances from stockholders.........................        29,285       31,872       17,246
  Changes in operating assets and liabilities:
    Accounts receivable..................................................      (136,648)    (223,487)         397
    Other assets.........................................................         2,591       (1,104)       8,381
    Accounts payable.....................................................        78,098        1,667       (2,945)
    Deferred revenue.....................................................       195,146      163,852       27,149
    Accrued liabilities..................................................       (34,435)      21,417        4,799
                                                                           ------------  -----------  -----------
Net cash provided by operating activities................................     1,171,280      503,348      266,733
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property....................................................      (106,820)    (142,463)      (4,644)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in advances from stockholders, net..............................       --            26,097         --
Cash distributions to stockholders.......................................      (131,461)     --           (16,505)
Proceeds from additional notes payable...................................       510,426      598,557         --
Principal payments on notes and finance agreements payable...............      (947,386)    (591,823)    (194,815)
Principal payments on capital lease obligations..........................      (275,040)    (250,324)     (61,673)
                                                                           ------------  -----------  -----------
Net cash applied to financing activities.................................      (843,461)    (217,493)    (272,993)
                                                                           ------------  -----------  -----------
NET INCREASE IN CASH.....................................................       220,999      143,392      (10,904)
CASH BALANCE, BEGINNING OF PERIOD........................................       301,961      158,569      522,960
                                                                           ------------  -----------  -----------
CASH BALANCE, END OF PERIOD..............................................  $    522,960  $   301,961  $   512,056
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------

                       See notes to financial statements.

                        SIGNET PAGING OF CHARLOTTE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

    The Company provides telemessaging services through pagers and other communication equipment. In addition to these services, pagers and accessory equipment are frequently provided as part of the total service/product package delivered to the customer. The Company provides service primarily in North and South Carolina; however, through network agreements, the Company provides access throughout the United States.

REVENUE RECOGNITION

    The Company recognizes income from sales of equipment when the product is delivered to the customer. The Company recognizes income from equipment rentals and from telemessaging services ratably over the contractual period. Billings to customers for services in advance of providing such services are deferred and recognized as revenue when earned.

CASH

    The Company maintains a significant amount of its cash balances in one bank. A potential loss exposure exists to the extent of any uninsured deposits in excess of $100,000 at an individual bank in the event that such bank becomes insolvent at a later date.

ACCOUNTS RECEIVABLE

    The Company provides credit to its customers, a significant portion of which are located in North and South Carolina. The Company uses the specific write-off method for doubtful receivables. As of December 31, 1994 and 1993, all remaining accounts receivable were considered collectible by management and, therefore, no allowance has been provided.

INVENTORY

    Inventory, which consists of new paging equipment held for lease or resale, is valued at the lower of cost or market, with cost being determined on the first-in, first-out basis.

PROPERTY

    Property is stated at cost. Depreciation and amortization are provided over estimated useful lives using straight-line and accelerated methods based on the following estimated useful lives:

Pagers in service.........................................    5 years
Transmission equipment....................................  5-7 years
Office furniture and equipment............................  5-7 years
Automobiles...............................................    5 years
Leasehold improvements....................................    5 years

INCOME TAXES

    Under provisions of the Internal Revenue Code, effective April 1, 1993 the Company elected to be taxed as an "S" corporation. Under such election, the Company's taxable income or loss and tax credits are passed through to the individual stockholders for inclusion in their respective individual income tax returns. Temporary differences exist between income or loss recognized for financial reporting and income tax purposes. Such differences relate primarily to differing methods of revenue recognition.

    Under the provisions of the Internal Revenue Code, the federal tax liability of a "C" corporation is the greater of its regular tax or the alternative minimum tax ("AMT"). For the income tax period ended March 31, 1993, the Company's AMT exceeded its regular tax by $18,928. The portion of that amount which applied to operations included in the year ended December 31, 1993 has been recorded as a provision for income taxes in the accompanying 1993 statement of operations. The excess of the AMT over regular tax can generally be carried forward to reduce regular tax liabilities of future years and the effect of such carryforwards would be

                        SIGNET PAGING OF CHARLOTTE, INC.

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recorded as a deferred tax benefit for financial reporting purposes. As noted above, the Company elected "S" corporation status effective April 1, 1993 and, accordingly, such AMT credit carryforwards were not retained. Therefore, no deferred tax benefit has been recorded for the effect of such AMT carryforwards in the accompanying 1993 financial statements.

FISCAL YEAR

    In connection with the "S" Corporation election noted above, during 1993 the Company changed its fiscal year-end from March 31 to December 31. The accompanying financial statements have been prepared on the basis of a financial reporting year ending on December 31 for both years presented.

NOTE 2 -- ADVANCES FROM STOCKHOLDERS

     The Company has received advances from certain of its stockholders. Such advances bear interest at 8% and are payable on demand. Interest expense accrued on such advances totaled $29,285 and $31,872 for the years ended December 31, 1994 and 1993, respectively, and such amounts have been combined with the advance balances in the accompanying balance sheets. The stockholders have indicated that they will not require repayment of these advances until at least January 1996 and, accordingly, such advances have been classified as noncurrent in the accompanying balance sheets.

NOTE 3 -- NOTES AND FINANCE AGREEMENTS PAYABLE

     The Company purchases a substantial portion of its pagers from Motorola, Inc. under conditional sales contracts that are subsequently sold to a commercial finance company. The purchase price of the pagers, together with interest, is payable in terms ranging from 4 to 42 months. Stated interest rates on these finance agreements range from 10% to 15%. The aggregate principal balance of such finance agreements totaled $1,789,100 and $1,865,321 as of December 31, 1994 and 1993, respectively.

    The Company also has certain notes payable to a commercial finance company with principal balances totaling $102,115 and $123,325 as of December 31, 1994 and 1993, respectively. These notes bear interest at rates ranging from 8.90% to 11.11% and are payable in monthly installments, including interest, generally over a 42 month period.

    The Company also has notes payable to a bank with remaining principal balances of $29,086 and $16,072 as of December 31, 1994 and 1993, respectively. These notes payable are collateralized by automobiles and are payable in monthly installments totaling $789 including interest at rates from 8.07% to 8.95% through March 1999.

    Scheduled principal maturities under the above notes payable and finance agreements are $862,731, $629,443, $340,642, $86,956 and $529 in the years ending December 31, 1995 through 1999, respectively.

    Substantially all of the Company's property and inventory are pledged as collateral under the notes payable and finance agreements as of December 31, 1994.

NOTE 4 -- LEASES

    The Company has a lease financing facility with another supplier of pagers which provides for total financing capacity of $2,171,031 as of December 31, 1994. The purchase price of the pagers, together with interest, is payable in terms ranging from 6 to 42 months under these agreements which are recorded as capital leases. The aggregate principal balance of lease agreements outstanding under this facility totaled $348,861 and $351,563 as of December 31, 1994 and 1993, respectively.

    The Company also leases certain transmission equipment and its office telephone equipment under agreements which are classified as capital leases.

                        SIGNET PAGING OF CHARLOTTE, INC.

NOTE 4 -- LEASES (CONTINUED)

    Cost and accumulated amortization of property under capital leases as of December 31, 1994 was as follows:

Pagers in service.........................................  $ 624,608
Transmission equipment....................................    185,876
Office equipment..........................................     13,450
                                                            ---------
Total.....................................................    823,934
Less accumulated amortization.............................    230,599
                                                            ---------
Total, net................................................  $ 593,335
                                                            ---------
                                                            ---------

    The following is a schedule of future minimum lease payments under all capital leases together with the present value of the minimum lease payments as of December 31, 1994:

Year ending December 31:
  1995....................................................  $ 295,204
  1996....................................................    137,511
  1997....................................................     28,991
                                                            ---------
  Total future minimum lease payments.....................    461,706
  Less amounts representing interest......................     43,710
                                                            ---------
  Present value of net minimum lease payments.............    417,996
  Less current portion....................................    263,731
                                                            ---------
  Long-term portion.......................................  $ 154,265
                                                            ---------
                                                            ---------

    The Company leases its office space, certain tower transmission sites and an automobile under agreements which are classified as operating leases. Total rent expense for the years ended December 31, 1994 and 1993 under such operating leases was $116,687 and $69,742, respectively. Future minimum rental payments under noncancellable lease agreements with terms in excess of one year as of December 31, 1994 are $65,566, $62,252, $59,961 and $11,038 in
the years ending December 31, 1995 through 1998, respectively.

NOTE 5 -- RETAINED EARNINGS

    As of December 31, 1994 the retained earnings deficit consisted of the following:

Pre "S" corporation retained earnings deficit............  $(572,104)
"S" corporation accumulated adjustment account balance as
 of December 31, 1994....................................    625,719
Cumulative differences in the recognition of income, and
 expenses for financial reporting and income tax purposes
 (Note 1)................................................   (295,081)
                                                           ---------
Total accumulated deficit................................  $(241,466)
                                                           ---------
                                                           ---------

                        SIGNET PAGING OF CHARLOTTE, INC.

NOTE 6 -- CASH FLOW INFORMATION

    Supplemental cash flow information for the years ended December 31, 1994 and 1993 is as follows:

                                                                         DECEMBER 31,
                                                                  ---------------------------
                                                                      1994           1993
                                                                  -------------  ------------
Cash payments for interest......................................   $   262,882    $  212,486
Property acquisitions financed by capital lease
 obligations....................................................       --         $  481,776
Property and inventory acquisitions financed by the assumption
 of debt........................................................   $   572,804    $1,696,245

NOTE 7 -- STOCKHOLDERS' EQUITY

    The stockholders of the Company are subject to an agreement which stipulates the terms under which the Company's shares can be sold. Among other things, the agreement gives the Company the first option to acquire the shares of a stockholder wishing to sell his or her shares. The agreement also stipulates that the price to be paid by the Company for such shares is to be the initial price paid by the stockholder who wishes to sell his or her shares.

  The Company has a stock appreciation right agreement with an employee. This agreement is for 13 rights and the employee becomes vested in those rights at the rate of 16.67% per year. As of December 31, 1994 the employee was 66.68% vested in the rights. Under the terms of the agreement, the employee is to receive compensation to the extent the book value of the Company's shares, as defined by the agreement, exceeds $703.60 per share. Compensation expense related to this agreement was not significant for either of the years ended December 31, 1994 or 1993. The agreement defines certain events which cause mandatory redemption of the vested rights, including a 50% or greater change in ownership of the Company. In connection with the transaction discussed in
Note 8 the redemption of these rights became mandatory.

NOTE 8 -- SUBSEQUENT EVENT

    In October 1994, the Company entered into an agreement to sell substantially all of its paging assets to Contact Communications, Inc. ("Contact"). This sale was completed on March 1, 1995 and Contact purchased certain assets with a remaining book value of $4,095,931 as of December 31, 1994 and assumed the Company's deferred revenue obligation. The Company received proceeds of $8,994,190 comprised of cash of $4,811,892 and a note receivable of $4,182,298. This note receivable bears interest at 5% and is due on or before March 1, 1996. In connection with this transaction, substantially all of the Company's remaining notes payable and capital lease obligations were retired.